UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2005

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504
(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042
(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

         (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On January 17, 2005, the board of directors of E-Z-EM, Inc. (the “Company”) approved the grant of a non-qualified stock option for 24,000 shares of the Company’s common stock, $.10 par value (the “Common Stock”), under the Company’s 2004 Stock and Incentive Award Plan (the “2004 Plan”) to each of the following directors of the Company: James L. Katz, Howard S. Stern, David P. Meyers, and Paul S. Echenberg. On January 19, 2005, the compensation committee of the board of directors approved the grant of a non-qualified stock option for 24,000 shares of Common Stock under the 2004 Plan to Dr. James H. Thrall, a director of the Company.

The exercise price of each option, other than the option granted to Dr. Thrall, is $12.66, which is the average of the high and low prices of the Common Stock as reported by the American Stock Exchange (“AMEX”) on January 14, 2005, as provided in the 2004 Plan. The exercise price of the option granted to Dr. Thrall is $13.445, which is the average of the high and low prices of the Common Stock as reported by the AMEX on January 19, 2005. All of the options are immediately exercisable in full. The options are for 10-year terms and will terminate immediately upon termination of a director for cause. The options will be exercisable for 180 days after a director’s service is terminated (other than by reason of death or disability), and for an additional 180 days if the director dies or becomes disabled during the 180-day period following termination of his service. If a director’s service is terminated by death or disability, the options will be exercisable for a period of one year following the date of death or disability. However, under no circumstances will the exercise period of any option be extended beyond the 10-year term of the option.

On January 17, 2005, the board of directors accelerated the vesting of the Company’s outstanding unvested stock options awarded to officers, directors and employees under the E-Z-EM, Inc. 2004 Stock and Incentive Award Plan, all of which have an exercise price greater than the price of the Common Stock on January 14, 2005. As a result of the acceleration, options to acquire 372,000 shares of Common Stock (representing approximately 38.6% of the total outstanding options under all of the Company’s compensation plans, including the options granted to the directors, as set forth above), which otherwise would have vested from time to time in one-third increments in 2005, 2006 and 2007, became immediately exercisable.

The board’s decision to accelerate the vesting of these options, and the decisions to make the above-described directors’ options immediately exercisable, were in response to the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (revised 2004) (“FASB No. 123R”), “Share-Based Payment.” By accelerating the vesting of these options, and making the directors’ options immediately exercisable, the Company believes it will potentially result in the Company not being required to recognize any compensation expense in the current year or in future periods associated with these options. However, there can be no assurance that these actions will avoid the recognition of compensation expense in connection with these options.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2005	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Vice President-General Counsel and Secretary